Media Contact:
Christina Chan
Senior Manager, Public Affairs
Biogen Idec
Tel: (781) 464-3260
Investment Community Contact:
John Applegate
Associate Director, Investor Relations
Biogen Idec
Tel: (781) 464-2442
FOR IMMEDIATE RELEASE
Biogen Idec Reports Third Quarter 2010 Results
Double Digit EPS Growth
Substantial Progress on TYSABRI® Risk Stratification
Weston, MA, October 26, 2010 — Biogen Idec Inc. (NASDAQ: BIIB), a global biotechnology leader in the discovery, development, manufacturing, and commercialization of innovative therapies, today announced its third quarter 2010 results.
Third Quarter 2010 Highlights
•	Third quarter revenues were $1.2 billion, an increase of 5% over the third quarter of 2009, driven primarily by AVONEX® (interferon beta-1a) revenues, which increased 11% to $644 million and TYSABRI® (natalizumab) revenues, which increased 7% to $221 million. RITUXAN® (rituximab) revenues decreased 9% to $258 million.

•	Global in-market net sales of TYSABRI in the third quarter of 2010 were $307 million, an increase of 9% over the third quarter of 2009, of which $151 million were in the U.S. and $156 million were in rest of world markets.

Page 2 Biogen Idec Reports Third Quarter 2010 Results
•	Third quarter 2010 GAAP diluted EPS were $1.05, an increase of 11% over the third quarter of 2009. GAAP net income attributable to Biogen Idec for the quarter was $254 million, a decrease of 8% compared to the third quarter of 2009.

•	Third quarter 2010 non-GAAP diluted EPS were $1.35, an increase of 21% over the third quarter of 2009. Non-GAAP net income attributable to Biogen Idec for the quarter was $328 million, an increase of 1% over the third quarter of 2009. A reconciliation of Biogen Idec’s GAAP to non-GAAP results is included on Table 3 within this press release.

•	Year over year comparisons are impacted by an agreement with Knopp Neurosciences. The impact of this agreement on results for the third quarter of 2010 was $86 million and $26 million on a GAAP and non-GAAP basis respectively. Additional information on this agreement may be found in the slide presentation that accompanies our third quarter earnings conference call.
As of September 30, 2010, Biogen Idec had cash, cash equivalents and marketable securities of approximately $1.4 billion.
“We had another solid quarter driven primarily by increased AVONEX and TYSABRI revenues,” said George A. Scangos, Ph.D., Chief Executive Officer, Biogen Idec, “We also continued to demonstrate our leadership position in MS with our strong showing at this year’s ECTRIMS Congress, while expanding our neurology foothold with the licensing agreement for KNS-760704 (dexpramipexole) for the treatment of ALS.”
Progress on TYSABRI Risk Stratification
The company also announced that it and its partner, Elan Corporation, plc, have made substantial progress on TYSABRI risk stratification efforts. Data presented at the 26th Congress of the European Committee for Treatment and Research in Multiple Sclerosis (ECTRIMS) further supported the potential clinical utility of an investigational assay that detects anti-JC virus (JCV) antibodies in human plasma or serum. The detection of anti-JCV antibodies may provide a means to segment, or stratify, multiple sclerosis (MS) patients considering or receiving treatment with TYSABRI and assess their risk for developing progressive multifocal leukoencephalopathy (PML), a rare, but serious, brain infection. The companies have also completed preliminary discussions with regulators in the US and Europe about these data and plan to submit labeling changes to both agencies by the first quarter of 2011.
Other Products and Royalties
Revenues from other products in the third quarter of 2010 were $12 million compared to $15 million in the third quarter of 2009.
Table 4 provides individual product revenues.
Royalty revenues were $36 million in the third quarter of 2010, compared to $35 million in the third quarter of 2009.

Page 3 Biogen Idec Reports Third Quarter 2010 Results
Corporate partner revenues were $5 million in the third quarter of 2010, versus less than $1 million in the third quarter of 2009.
Share Repurchase Programs
In April 2010, the Board approved a $1.5 billion share repurchase program. During the third quarter of 2010, Biogen Idec completed the program by repurchasing and retiring 9 million shares at a total cost of $468 million. In total, since the beginning of the year, Biogen Idec has purchased 40.3 million shares for a total cost of approximately $2.1 billion. Biogen Idec’s fully-diluted weighted average shares outstanding were approximately 242 million for the third quarter.
TYSABRI Patient Growth
Based upon data available to Biogen Idec through the TOUCH® prescribing program and other third-party sources, Biogen Idec estimates that as of the end of September 2010 approximately 55,100 patients were on commercial and clinical TYSABRI therapy worldwide, and that cumulatively approximately 75,500 patients have ever been treated with TYSABRI in the post-marketing setting.
Recent Events
•	On October 21, 2010, Biogen Idec and Genentech, Inc., a wholly owned member of the Roche Group, announced that they had agreed to amend their collaboration on antibodies targeting CD20. The companies agreed that Genentech will have responsibility for the further development of ocrelizumab in multiple sclerosis. Genentech will fund 100% of the costs going forward and will be responsible for development and commercialization. Biogen Idec will receive tiered, double-digit royalties on US sales of ocrelizumab that will approximate its current 30% interest in the compound. Further, the companies agreed that the commercialization of ocrelizumab will not impact the current profit share of RITUXAN. In addition, Biogen Idec and Genentech have agreed that Biogen Idec will increase its share of the losses and profits related to the development and commercialization of GA101 in the US to 35% from 30%.

•	On October 6, 2010, Biogen Idec announced that more than 45 company- and partner-sponsored platform and poster presentations were to be presented during the 26th ECTRIMS in Gothenburg, Sweden, October 13 — 16, 2010. ECTRIMS is the world’s largest medical meeting dedicated to research and advances in multiple sclerosis. Data presented included Biogen Idec’s currently marketed products, TYSABRI and AVONEX, as well as four late-stage programs: prolonged-release fampridine tablets, the oral compound BG-12 (dimethyl fumarate), PEGylated interferon beta-1a and daclizumab.

•	On August 24, 2010, Biogen Idec and Elan Corporation, plc announced data had been published in the Annals of Neurology on an investigational, two-step assay to detect anti-JCV antibodies in human serum and plasma. This assay is currently being evaluated in

Page 4 Biogen Idec Reports Third Quarter 2010 Results
clinical studies as a potential tool for risk stratification in TYSABRI-treated patients. Data from this preliminary analysis have been released online and were published in the journal’s September issue.
•	On August 18, 2010, Biogen Idec and Knopp Neurosciences announced they had entered into an exclusive, worldwide license agreement under which Biogen Idec will develop and commercialize KNS-760704 (dexpramipexole) for the treatment of amyotrophic lateral sclerosis (ALS), also known as Lou Gehrig’s disease, and potentially other indications.
Conference Call and Webcast
Biogen Idec’s earnings conference call for the third quarter will be broadcast via the Internet at 8:30 a.m. ET on October 26, 2010, and will be accessible through the Investors section of www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible at the same location on the Internet at the time of the earnings conference call and will be available through November 30, 2010.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients worldwide benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
In addition to historical information, this press release contains forward-looking statements that are based on our current beliefs and expectations. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “will” and other words and terms of similar meaning. You should not place undue reliance on these statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including our dependence on our three principal products, AVONEX, RITUXAN and TYSABRI, the importance of TYSABRI’s sales growth, product competition, uncertainty of success in commercializing other products, the occurrence of adverse safety events with our products, changes in the availability of reimbursement for our products, problems with manufacturing processes and our reliance on third parties, our dependence on collaborations over which we may not always have full control, failure to execute our growth initiatives, failure to comply with government regulation and possible adverse impact of changes in such regulation, charges and other costs relating to our properties, fluctuations in our effective tax rate, our ability to attract and retain qualified personnel, market and economic conditions, the risks of doing business internationally, our ability to protect our intellectual property rights and the cost of doing so,

Page 5 Biogen Idec Reports Third Quarter 2010 Results
proxy contests and representation of activist shareholders on our board of directors, product liability claims, fluctuations in our operating results, the market, interest and credit risks associated with our portfolio of marketable securities, our level of indebtedness, environmental risks, aspects of our corporate governance and collaborations and the other risks and uncertainties that are described in the Risk Factors section of our most recent annual or quarterly report and in other reports we have filed with the SEC. Forward-looking statements, like all statements in this press release, speak only as of the date of this press release (unless another date is indicated). Unless required by law, we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Biogen Idec Inc.
September 30, 2010
Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
REVENUES

Product	$876,850	$801,689	$2,560,305	$2,326,067

Unconsolidated joint business	257,981	283,919	819,281	838,307

Royalties	35,952	34,538	92,072	83,631

Corporate partner	5,006	372	25,693	2,287

Total revenues	1,175,789	1,120,518	3,497,351	3,250,292

COSTS AND EXPENSES

Cost of sales, excluding amortization of acquired intangible assets	95,918	93,486	299,958	282,404

Research and development	319,054	304,055	957,759	999,986

Selling, general and administrative	244,160	226,755	755,147	669,415

Collaboration profit sharing	63,991	60,697	190,240	152,608

Amortization of acquired intangible assets	53,531	51,347	155,568	233,830

Acquired in-process research and development	205,000	—	244,976	—

Total costs and expenses	981,654	736,340	2,603,648	2,338,243

Income from operations	194,135	384,178	893,703	912,049

Other income (expense), net	(6,945)	9,360	(14,318)	30,886

INCOME BEFORE INCOME TAX EXPENSE	187,190	393,538	879,385	942,935

Income tax expense	75,011	113,936	252,564	271,869

NET INCOME	$112,179	$279,602	$626,821	$671,066

Net income (loss) attributable to noncontrolling interest, net of tax	(141,936)	1,939	(138,174)	6,571

NET INCOME ATTRIBUTABLE TO BIOGEN IDEC INC.	$254,115	$277,663	$764,995	$664,495

BASIC EARNINGS PER SHARE	$1.06	$0.96	$2.98	$2.30

DILUTED EARNINGS PER SHARE	$1.05	$0.95	$2.95	$2.28

WEIGHTED-AVERAGE SHARES USED IN CALCULATING:
BASIC EARNINGS PER SHARE	239,864	288,917	256,586	288,416

DILUTED EARNINGS PER SHARE	242,313	291,037	258,906	290,368

TABLE 2
Biogen Idec Inc.
September 30, 2010
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

Cash, cash equivalents and marketable securities	$824,592	$1,263,724

Accounts receivable, net	616,697	551,208

Inventory	269,313	293,950

Other current assets	420,529	371,713

Total current assets	2,131,131	2,480,595

Marketable securities	560,006	1,194,080

Property, plant and equipment, net	1,641,791	1,637,083

Intangible assets, net	1,715,342	1,871,078

Goodwill	1,138,621	1,138,621

Investments and other assets	207,256	230,397

TOTAL ASSETS	$7,394,147	$8,551,854

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current portion of notes payable and line of credit	$11,296	$19,762

Other current liabilities	813,184	695,180

Long-term deferred tax liability	174,615	240,618

Notes payable and line of credit	1,068,776	1,080,207

Other long-term liabilities	256,075	254,205

Shareholders’ equity	5,070,201	6,261,882

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,394,147	$8,551,854

TABLE 3
Biogen Idec Inc.
September 30, 2010
Condensed Consolidated Statements of Income — Non-GAAP
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
EARNINGS PER SHARE	2010	2009	2010	2009

GAAP earnings per share — Diluted	$1.05	$0.95	$2.95	$2.28
Adjustments to net income attributable to Biogen Idec Inc. (as detailed below)	0.30	0.17	0.78	0.64

Non-GAAP earnings per share — Diluted	$1.35	$1.12	$3.73	$2.92

An itemized reconciliation between net income attributable to Biogen Idec Inc. on a GAAP basis and net income attributable to Biogen Idec Inc. on a non-GAAP basis is as follows:

GAAP net income attributable to Biogen Idec Inc.	$254.1	$277.7	$765.0	$664.5
Adjustments:
R&D: Restructuring and severance	—	0.7	1.2	2.5
R&D: Stock option expense	2.4	2.6	4.9	6.2
R&D: Expenses paid by Cardiokine	1.1	2.2	4.9	6.0
SG&A: Restructuring and severance	—	0.1	5.7	0.4
SG&A: Stock option expense	3.5	5.8	23.0	15.3
Amortization of acquired intangible assets	53.5	51.4	155.6	233.8
Acquired in-process research and development related to the consolidation of Knopp and the contingent consideration payment made associated with the 2007 Syntonix acquisition	205.0	—	245.0	—
Income tax expense: Income tax effect related to reconciling items	(45.4)	(12.5)	(87.7)	(72.8)
Noncontrolling interest: Consolidation of Knopp and expenses paid by Cardiokine	(146.1)	(2.2)	(149.9)	(6.0)

Non-GAAP net income attributable to Biogen Idec Inc.	$328.1	$325.8	$967.7	$849.9

Use of Non-GAAP Financial Measures
Our “non-GAAP net income attributable to Biogen Idec Inc.” and “non-GAAP diluted EPS” financial measures exclude the following items from GAAP net income attributable to Biogen Idec Inc. and diluted EPS:
1. Purchase accounting and merger-related adjustments.
We exclude certain purchase accounting impacts, such as those related to the 2003 merger between Biogen, Inc. and Idec Pharmaceuticals, Inc., the acquisitions of Fumapharm AG, Conforma Therapeutics and Syntonix Pharmaceuticals, and the consolidation of Knopp, Cardiokine and Neurimmune. These include charges for in-process research and development and the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges provides management and investors with a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
2. Stock option expense recorded in accordance with the accounting standard for share-based payments.
We believe that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our business. We exclude stock option expense from our non-GAAP R&D expenses and SG&A expenses, but include the P&L impact of restricted stock grants and cash incentives in our non-GAAP results.
3. Unusual or non-recurring items.
We evaluate these on an individual basis, and consider both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to our ongoing business operations, and (iii) whether or not we expect it to occur as part of our normal business on a regular basis.
We believe it is important to share these non-GAAP financial measures with shareholders as they better represent the ongoing economics of the business, reflect how we manage the business internally and set operational goals, and form the basis of our management incentive programs. Non-GAAP net income attributable to Biogen Idec Inc. and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, net income attributable to Biogen Idec Inc. and diluted EPS.

TABLE 4
Biogen Idec Inc.
September 30, 2010
Product Revenues
(in thousands)
(unaudited)

	Three Months Ended
	September 30,
	2010	2009
PRODUCT REVENUES
Avonex®	$643,623	$579,979
Tysabri®	220,739	207,013
Fumaderm®	12,365	12,634
Other	123	2,063

Total product revenues	$876,850	$801,689

	Nine Months Ended
	September 30,
	2010	2009
PRODUCT REVENUES
Avonex®	$1,864,284	$1,726,428
Tysabri®	658,621	559,842
Fumaderm®	37,255	35,403
Other	145	4,394

Total product revenues	$2,560,305	$2,326,067